Employment Agreement

between

PartnerRe Ltd.
Wellesley House South, 5th Floor
90 Pitts Bay Road
Pembroke HM08
Bermuda
(the “Company”)
and

David Zwiener
41 Westwood Road
West Hartford, CT 06117
(the “Executive”)

WITNESSETH:

WHEREAS, the Executive was serving as the Company’s interim President and Chief Executive Officer pursuant to an Employment Agreement entered into effective as of January 25, 2015, and the parties desire to further amend the Employment Agreement to memorialize the terms of the Executive’s continuing employment as interim Chief Executive Officer of the Company; and

WHEREAS, the Executive is willing to continue to serve the Company on the terms and conditions herein provided in this agreement, as amended and restated (this “Agreement”).

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	EMPLOYMENT
The Company agrees to continue to employ the Executive and the Executive agrees to continue to serve the Company as an executive officer on the terms and conditions set forth herein.

2.	TERM OF AGREEMENT
This Agreement was effective, and the Executive’s employment as contemplated hereunder commenced, on January 25, 2015 (such date, the “Effective Date”), and the Executive’s employment shall continue on the terms and conditions set forth herein, with the amended and restated Employment Agreement effective as of October 21, 2015 (the “Amendment Effective Date”). The Executive’s employment shall terminate on the earlier of %3. the date of the closing of the transaction among the Company and EXOR N.V., Pillar Ltd., and, solely with respect to certain sections of the merger agreement, EXOR S.p.A., (the “Transaction”)

(such date, the “Closing Date”) or %3.  April 30, 2016 (such date, in either case, the “Separation Date”), subject to the earlier termination of this Agreement by the Executive or by the Company pursuant to Section 6 hereof.

3.	POSITION AND DUTIES

(a)
The Executive shall serve as the interim Chief Executive Officer of the Company and shall report directly to the board of directors of the Company (the “Board”). The Executive shall perform any reasonable duties and services consistent with such positions as may be prescribed from time to time by the Board. The Executive shall comply with all Company policies and any other reasonable guidelines provided to the Executive by the Board, consistent with the Executive’s positions. The Executive shall continue to serve in his capacity as a member of the Board, but without additional compensation.

(b)	The Executive also agrees to serve as an officer and/or director of any subsidiary of the Company, as reasonably requested by the Board, without additional compensation.

(c)
Except during customary vacation periods and periods of illness, the Executive shall, during his employment hereunder, devote substantially his full business time and attention to the performance of services for the Company. The Company hereby acknowledges that the Executive shall be permitted to devote a reasonable amount of his business time, conducted simultaneously with the discharge of his duties to the Company to %3. the management of personal and family investments and affairs, %3. with the consent of the Board, serving on the board of directors and/or acting as an officer of any not-for-profit entities that are not engaged in businesses that would reasonably conflict with the business of the Company or %3. to the extent discussed with the Chairman of the Board, continuing to serve on the board of directors of any private or public companies that are not engaged in businesses that would reasonably conflict with the business of the Company; provided that, in the Executive’s and the Board’s reasonable judgment, such activities do not materially interfere or affect the duties of the Executive owed to the Company.

4.	PLACE OF PERFORMANCE
The Executive’s principal place of employment shall be in Bermuda, except for reasonably necessary travel on business and reasonable personal travel.

5.	COMPENSATION AND RELATED MATTERS

(a)
Base Salary. During the term of the Executive’s employment hereunder, the Company shall pay to the Executive a base salary at an aggregate rate as provided in the attached Schedule I, which has been approved by the Compensation Committee of the Board (the “Compensation Committee”) (which salary is referred to herein as “Base Salary”). The Base Salary shall be paid in equal installments in accordance with normal payroll practices of the Company but not less frequently than monthly. Base Salary payments hereunder shall not in any way limit or reduce any other obligation of the Company hereunder, and no other compensation, benefit or payment hereunder shall in any way limit or reduce the obligation of the Company to pay the Executive’s Base Salary hereunder.

(b)
Sign-On RSU Award. In specific consideration for the Executive’s covenants in Section 11 and 12 below, on January 26, 2015, the Executive received a one-time award of restricted share units with a value of

$1,500,000 (the “Sign-On RSU Award”). The Sign-On RSU Award shall vest and settle on the Separation Date, with 60% of the Sign-On RSU Award to be settled in shares of the Company and 40% to be settled in cash; provided that the Executive remains employed by the Company through the Separation Date, subject to Section 7 below.

(c)
Discretionary Bonus. In specific consideration for the Executive’s covenants in Sections 11 and 12 below, and for other services performed prior to the Amendment Effective Date and to be performed prior to the Separation Date, the Executive shall be eligible to receive a cash bonus (the “Discretionary Bonus”) to be paid on the earlier of %3. the Closing Date, %3. the appointment by the Board of a replacement to the Executive as Chief Executive Officer of the Company, %3. April 30, 2016 (any such date, in any case, the “Bonus Payment Date”) or in accordance with Section 7(b)(ii) or Section 7(c)(iii) below. If the Executive remains employed by the Company through the relevant Bonus Payment Date or if in accordance with Section 7(b)(ii) or Section 7(c)(iii) below, he shall be eligible to receive the Discretionary Bonus, calculated as follows: %4. a cash bonus in the amount of $3,000,000, in consideration of the Executive’s efforts as interim President and Chief Executive Officer or interim Chief Executive Officer, as applicable, from the Effective Date through the Amendment Effective Date (the “Fixed Discretionary Bonus”), and %4. a cash bonus with a maximum aggregate value of $2,000,000, as determined by the Board, at its discretion, based on its monthly assessment of the Executive’s performance of his duties as interim Chief Executive Office from September 1, 2015 through the Bonus Payment Date or the Date of Termination, as applicable (the “Ongoing Discretionary Bonus”). The Ongoing Discretionary Bonus shall accrue monthly, and shall have a target value of $125,000 per month, which may be earned to the extent the Executive is employed by the Company at a rate of 0% to 200%, based on the Board’s determination at its discretion (such determination to be made on or prior to the Bonus Payment Date or the Date of Termination, as applicable), of the Company’s and the Executive’s performance during the applicable month. The Company may pay Executive the Discretionary Bonus even if the Closing Date does not occur on or prior to April 30, 2016.

(d)
Housing Allowance & Travel. Due to significant travel and relocation away from Executive’s home, the Executive shall be paid an additional $10,000 per month housing and travel allowance. In addition to business travel on Company-provided aircraft, the Executive shall be entitled to 30 hours / year of personal use of such aircraft in accordance with the Company’s aircraft usage policy. For the period beginning on the Amendment Effective Date, through the Bonus Payment Date, the Executive shall be entitled to an additional 12 hours of personal use of the Company-provided aircraft.

(e)
No Additional Incentives. Other than the amounts described in subparagraphs (b) and (c) of this Section 5, the Executive shall not be eligible to receive any other equity grants or annual incentive awards during the term of this Agreement.

(f)
Expenses. During the term of this Agreement, the Executive shall be entitled to receive prompt reimbursement from the Company of all reasonable expenses incurred by the Executive in promoting the business of the Company and in performing services hereunder, including all expenses of travel and entertainment and living expenses while away from home on business or at the request of, or in the service of the Company; provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company, as applicable, from time to time. Without limiting the generality of the foregoing, temporary housing expenses, personal driver and business use of Company-provided aircraft are reimbursable expenses. In furtherance, the Executive must submit reimbursement requests within one year after incurring the underlying expense; provided that no reimbursements shall occur more than twelve months after the expense is submitted for reimbursement and to the extent that any such reimbursements are taxable to the Executive under the law of any jurisdiction other than the principal place of employment, the provisions of Section 22 shall apply. Finally, in the event that all or part of the Executive’s employment sourced income becomes subject to income tax in any jurisdiction other than the principal place of employment as a result of business related travel, the Company shall reimburse the Executive with respect to such taxes (including penalties and interest, if applicable) so that the tax impact on the Executive is the same as if all the Executive’s Company sourced income was received in the place of his principal place of employment. The provisions of this Section 5(f) shall survive the termination of this Agreement.

(g)
Benefit Plans. During the term of this Agreement, the Executive shall be eligible to participate in all of the applicable benefit plans and perquisite programs of the Company that are available to other executives of the Company, as applicable, on the same terms as such other executives (“Benefit Plans”). The Executive shall also be eligible to participate in the Company’s Pre-65 Retiree Medical Coverage following the termination of his employment and until he reaches age 65, at his own expense. The provisions of the foregoing sentence shall survive the termination of this Agreement. The Company may, at any time or from time to time, amend, modify, suspend or terminate any employee benefit plan, program or arrangement so long as such amendment, modification, suspension or termination affects all similarly situated participants similarly.

(h)
Director’s Fee and Equity Grant.  On or promptly following the Effective Date, the Executive received a pro rata portion of his director’s fee, in cash, for his services as a non-employee director of the Company from January 1, 2015 to the Effective Date.  On or promptly following the Effective Date, the Executive received a pro rata portion of his annual equity grant for his services as a non-employee director of the Company in respect of the period from January 1, 2015 to the Effective Date.

6.	TERMINATION
The Executive’s employment hereunder may be terminated under the following circumstances, subject to the effective Date of Termination described in Section 6(e) hereof:

(a)	Death or Disability.

(i)	The Executive’s employment hereunder shall terminate upon his death.

(ii)
If the Executive shall have qualified for long-term disability benefits under any Company long-term disability insurance arrangement in which he is participating (a “Disability”), then the Company may at any time after the date of such qualification, give to the Executive a Notice of Termination (as defined in Section 6(d) hereof), and the Executive’s employment hereunder shall terminate on the Date of Termination described in Section 6(e) hereof.

(b)
Termination by the Company. The Company may terminate the Executive’s employment hereunder %3. for Cause or %3. without Cause at any time. For the purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment hereunder upon %4. the engaging by the Executive in gross negligence or wilful misconduct which is demonstrably injurious to the Company or any of its subsidiaries, or %4. wilful and intentional failure to comply in all material respects with the direction of the Board, or %4. the wilful and intentional material breach of this Agreement; provided in each case that the Board shall have first provided the Executive with written notice identifying the act or acts or failure or failures to act or comply said to constitute Cause within 90 days after the occurrence of such act or failure to act or comply or within 90 days of when the Company should have been reasonably expected to know of such occurrence, and the Executive shall have failed to cure the deficiency within 30 days after receipt of such notice, and the Board terminates Executive’s employment within 60 days following the expiration of the cure period in the event the deficiency is not cured; or %4. the conviction, a plea of guilty or a plea of no contest of the Executive for a serious criminal act. For purposes of this paragraph, no act, or failure to act, on the Executive’s part shall be considered “wilful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that said action or omission was in the best interest of the Company.

(c)
Termination by the Executive. The Executive may terminate his employment hereunder %3. with Good Reason or %3. without Good Reason at any time. For purposes of this Agreement, “Good Reason” shall mean without the Executive’s written consent %4. a failure by the Company to comply with any material provision of this Agreement, %4. the assignment to the Executive by the Company of duties inconsistent in a material adverse respect with the Executive’s position, authority, duties or responsibilities with the Company, as applicable, as in effect on the Effective Date including, but not limited to, any material reduction in such position, authority, duties or responsibilities, or a change in the Executive’s titles as then in effect, except in connection with (x) the termination of his employment on account of his death, disability or for Cause or without Cause or (y) the transition of his position, authority, duties or responsibilities in connection with the closing of the Transaction, %4. any material reduction in Base Salary or %4. a change in Executive’s reporting relationship so that Executive does not report directly to the Board; provided that in order to terminate his employment with Good Reason the Executive shall have first provided the Board with written notice identifying the act or acts or failure or failures to act said to constitute Good Reason within 90 days of the occurrence of such act(s) or within 90 days of when the Executive should have been reasonably expected to know of such occurrence, the Board shall have failed to cure the deficiency within 30 days after receipt of such notice and the Executive provides Notice of Termination on account of Good Reason within 60 days following the expiration of the cure period in the event the deficiency is not cured.

(d)
Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive (other than for death) shall be communicated by written Notice of Termination to the other party hereto (“Date of Notice”). For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and the Date of Termination and shall set forth in reasonable detail the facts and circumstances, if any, claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(e)
Date of Termination. “Date of Termination” shall mean %3. if the Executive’s employment is terminated by his death, the date of his death, %3. if the Executive’s employment is terminated by his disability pursuant to Section 6(a)(ii) hereof, the date specified in the Notice of Termination, %3. if the Executive’s employment is terminated by the Company without Cause or by the Executive without Good Reason, the date specified in the Notice of Termination, which can be immediate, or %3. if the Executive’s employment is terminated by the Company for Cause or if the Executive voluntarily terminates his employment with Good Reason, the date specified in the Notice of Termination, which can be immediate.

(f)
Compensation During Notice Period. During the period from the Date of Notice to the Date of Termination, in the event of a termination as provided under Sections 6(b)(ii) or 6(c) hereof, the Executive shall be entitled to receive all compensation and benefits (pursuant to this Agreement and as detailed in Schedule I) as if Notice of Termination had not occurred.

(g)
Board Service. If the Executive’s employment is terminated on or prior to the Separation Date for any reason under this Agreement, he shall be deemed to resign effective on the Date of Termination %3. from the Board or board of directors of any subsidiary or affiliate of the Company and %3. from any position with the Company or any subsidiary or affiliate of the Company, including, but not limited to, as an officer of the Company or any of its subsidiaries or affiliates.

7.	COMPENSATION UPON TERMINATION
In the event that the Executive’s employment terminates for any reason, the provisions of this Section 7 shall determine the Executive’s entitlement to compensation and benefits in connection with and subsequent to such termination.

(a)
If %3. the Company terminates the employment of the Executive for Cause or %3. the Executive terminates his employment without Good Reason, the Company shall pay to the Executive, within 30 days after the Date of Termination, all accrued Base Salary and benefits through the Date of Termination (the “Accrued Salary and Benefits”). The Company shall have no further obligations to the Executive after the Date of Termination, except as set forth in the second sentence of Section 5(g).

(b)
If the Executive’s employment terminates due to his death or Disability, the Company shall pay or provide to the Executive, or his legal representative or estate, as the case may be, in addition to the Accrued Salary and Benefits, the following:

(i)
a payment equal to the value of the Sign-On RSU Award, to be paid 100% in cash (as valued on the Date of Termination) promptly following the Executive’s execution, delivery and non-revocation prior to the expiration of the revocation period of the release described in Section 7(d); and

(ii)
a payment of the Fixed Discretionary Bonus and the Ongoing Discretionary Bonus (the latter, earned to date, based on the number of days that have elapsed from September 1, 2015 through the Date of Termination) promptly following the Executive’s execution, delivery and non-revocation prior to the expiration of the revocation period of the release described in Section 7(d).

The Executive hereby authorizes the Company to take out such insurance policy as it deems appropriate so that the Company may mitigate any payments pursuant to this clause as it shall in its sole discretion deem appropriate. The foregoing does not impact the obligation of the Company to make payment pursuant to this section.

(c)
If the Executive’s employment terminates for any reason other than the reasons described in Section 7(a) or (b), the Company shall pay or provide to the Executive, in addition to the Accrued Salary and Benefits, the following:

(i)	an amount equal to the Base Salary that would otherwise have been paid to him for the period between the Date of Termination and April 30, 2016, had his employment not terminated prior to that date;

(ii)
a payment equal to the value of the Sign-On RSU Award, to be paid 100% in cash (as valued on the Date of Termination) promptly following the Executive’s execution, delivery and non-revocation prior to the expiration of the revocation period of the release described in Section 7(d); and

(iii)
a payment of the Fixed Discretionary Bonus and the Ongoing Discretionary Bonus (the latter, earned to date, based on the number of full days that have elapsed from September 1, 2015 through the Date of Termination) promptly following the Executive’s execution, delivery and non-revocation prior to the expiration of the revocation period of the release described in Section 7(d).

The Executive’s payments and benefits upon his termination shall be limited to those described in this Section 7 and in the second sentence of Section 5(g). During the term of this Agreement, the Executive shall not be entitled to participate in the Company’s Change in Control Policy or any other change in control or severance plan or policy.

(d)
In the event of the Executive’s termination of employment other than by the Company for Cause, the Executive without Good Reason or due to the Executive’s death, the Executive agrees to execute a general release in a form acceptable to the Company (such acceptance shall not be unreasonably withheld). The payments and provision of benefits to the Executive required by Sections 7(b) and (c) (other than the Accrued Benefits) shall be conditioned on the Executive’s delivery (and non-revocation prior to the expiration of the revocation period contained in the release) of such release prior to the date which is 40 days after the Date of Termination (the “Payment Date”); provided that, if the 40-day period begins in one tax year and ends in another tax year, any such payments shall not be made until the beginning of the second tax year. If the foregoing requirements are not satisfied on the Payment Date, the Executive shall not be entitled to any payments or benefits that are conditioned upon satisfaction of the requirements of this Section 7(d). In the event that any of the payments or benefits subject to this Section 7(d) are not subject to Section 409A of Code, the Company in its discretion may accelerate any such payment to a date that is on or after the Date of Termination and on or before the Payment Date and may pay benefits even if the Executive executes the general release after the Payment Date; provided that the requirements of this Section 7(d) are satisfied as of the date of payment.

(e)
Notwithstanding any other provision of this Agreement to the contrary (other than the provisions of Section 22 relating to amounts subject to Section 409A), in the event that the Executive is entitled to payment of any earned amounts attributable to a fiscal year prior to the Date of Termination and if such amounts are not determined as of the date on which such amounts are to be paid pursuant to the provisions of this Agreement, such amounts shall be paid to the Executive as soon as such amounts are determined and, in any event, not later than the time that such amounts would have been paid to the Executive if he had remained employed.

8.	INDEMNIFICATION
The Company shall indemnify the Executive (and his legal representatives or other successors and heirs) to the fullest extent permitted (including payment of expenses in advance of final disposition of the proceeding provided approved by the Board) by the laws of Bermuda, as in effect at the time of the subject act or omission; and the Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by him or his legal representatives in connection with any action, suit or proceeding to which he (or his legal representatives or other successors and heirs) may be made a party by reason of his being or having been a director, officer or Executive of the Company or any of its subsidiaries; provided, however, that no indemnification shall be made to the Executive for losses relating to any disgorgement remedy contemplated by Section 16 of the Securities and Exchange Act of 1934. If any action, suit or proceeding is brought or threatened against the Executive in respect of which indemnity may be sought against the Company pursuant to the foregoing, the Executive shall notify the Company promptly in writing of the institution of such action, suit or proceeding and the Company shall assume the defense thereof and the employment of counsel and payment of all fees and expenses; provided, however, that if a conflict of interest exists between the Company and the Executive such that it is not legally practicable for the Company to assume the Executive’s defense, the Executive shall be entitled to retain separate counsel reasonably acceptable to the Company at the Company’s expense. Any payments of legal fees pursuant to the foregoing sentence shall be subject to the provisions of Section 22 hereof. The provisions of this Section 8 shall survive the termination of this Agreement.

9.	TAXES
The Company shall deduct all taxes required by law from all amounts payable under this Agreement.

10.	CONFIDENTIALITY
Unless otherwise required by law or judicial process, the Executive shall retain in confidence during and after termination of the Executive’s employment with the Company all confidential information known to the Executive concerning the Company and its business. This clause shall remain in effect in perpetuity or until such confidential information is publicly disclosed by the Company or otherwise becomes publicly disclosed other than through the Executive’s actions. Violation by the Executive of this Section 10 will give the Company the right to immediately terminate all future severance payments.

11.	NON-DISPARAGEMENT

(a)
Other than in connection with the performance of services with the Company, the Executive agrees not to directly or indirectly make any public statements that disparage or denigrate the Company or any of its subsidiaries or affiliates or their respective current or former officers, directors, employees or agents or the Transaction, orally or in writing. The Company agrees that it will instruct its executive officers and directors not to directly or indirectly make any public statements that disparage or denigrate the Executive or his performance as an employee and officer of the Company.

(b)
Notwithstanding the foregoing provisions of this Section 11, it shall not be a violation of this Section 11 for any party to make truthful statements when required by order of a court or other body having jurisdiction or as otherwise may be required by law or under an agreement entered into in connection with pending or threatened litigation pursuant to which the party receiving such information agrees to keep such information confidential.

12.	COVENANTS NOT TO SOLICIT
In consideration of the promises and payments provided by Section 5(b) and (c) of this Agreement, the Executive agrees that, during his employment hereunder and for a period of twelve (12) months following the Date of Termination, he will not, other than on behalf of the Company, directly or indirectly, as a sole proprietor, agent, broker or intermediary, member of a partnership, or stockholder, investor, officer or director of a corporation, or as an employee, agent, associate or consultant of any person, firm or corporation:

(a)
Solicit, encourage, induce to cease, refrain from or reduce doing business with the Company or any of its affiliates %3. any clients of the Company or its affiliates, %3. any prospective clients whose business the Company or any of its affiliates is in the process of soliciting at the time of the Executive's termination or %3. any former clients which had been doing business with the Company or its affiliates within one year prior to the Executive’s termination; or

(b)
Solicit or hire any employee of the Company or its affiliates to terminate such employee's employment with the Company; provided that nothing contained in this Section 12 shall prohibit the Executive from owning 2.5% or less of the outstanding stock of any corporation listed on a national stock exchange or included in the NASDAQ Stock Markets, or from making investments in or from serving as an officer or employee of a firm or corporation which is not directly or indirectly engaged in the same type of business as the Company.

The parties acknowledge and agree that the Executive’s breach or threatened breach of any of the restrictions set forth in Sections 10, 11 and 12 will result in irreparable and continuing damage to the Company for which there may be no adequate remedy at law and that the Company shall be entitled to equitable relief, including specific performance and injunctive relief as remedies for any breach or threatened or attempted breach. The Executive hereby consents to the grant of an injunction (temporary or otherwise) against the Executive or the entry of any other court order against the Executive prohibiting and enjoining him from violating, or directing him to comply with any provision of Sections 10, 11 and 12. The Executive also agrees that such remedies shall be in addition to any and all remedies, including damages, available to the Company against him for such breaches or threatened or attempted breaches. The Executive acknowledges that he has received good and valuable consideration for the obligations contained in Sections 10, 11 and 12. Violation by the Executive of any of the restrictions contained in Sections 10, 11 and 12 will give the Company the right to immediately terminate all future severance payments.

13.	PROPERTY
The Executive acknowledges that all originals and copies of materials, records and documents generated by him or coming into his possession during the term of his employment hereunder are the sole property of the Company (“Company Property”). During the term of his employment, and at all times thereafter, the Executive shall not remove, or cause to be removed, from the premises of the Company, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Company, except in furtherance of his duties under this Agreement. When the Executive’s employment terminates, or upon request of the Company at any time, the Executive shall promptly deliver to the Company all copies of Company Property in his possession or control.

14.	SUCCESSORS; BINDING AGREEMENT

(a)
This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives or heirs.

(b)	This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

15.	NOTICE
For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when hand delivered or (unless otherwise specified) when mailed by courier or registered mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive:
At the address set forth at the top of this Agreement

If to the Company:
PartnerRe Ltd.
Attn: Chairman of the Board
Wellesley House
90 Pitts Bay Road
Pembroke HM 08
Bermuda
or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

16.	GOVERNING LAW AND JURISDICTION
This Agreement shall be governed by and construed and enforced in accordance with the laws of Bermuda, without regard to the principles of conflict of laws. Each party agrees to submit to the exclusive jurisdiction of the ordinary courts in the state of Bermuda.

17.	SURVIVORSHIP
The respective rights and obligations of the parties hereunder, including, without limitation, the rights and obligations set forth in Sections 5 through 15, 16 and 18 of this Agreement, shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

18.	ARBITRATION
The Company and the Executive agree to arbitrate any controversy or claim arising out of this Agreement or otherwise relating to the Executive’s employment by the Company or the termination of such employment to the extent required (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination); provided that the Company or the Executive shall have the right to, and be permitted to, seek and obtain injunctive relief from a court of competent jurisdiction pursuant to Section 12. Any such arbitration shall be fully and finally resolved in binding arbitration which shall be conducted in accordance with the rules of the Chartered Institute of Arbitrators rules. The seat of the arbitration shall be Hamilton, Bermuda. The arbitration shall take place before a single arbitrator appointed by the Chartered Institute of Arbitrators (Bermuda Branch). The arbitrator shall not have the authority to modify or change any of the terms of this Agreement, except as provided in Section 12 hereof. The arbitrator’s award shall be final and binding upon the parties. Each party shall bear his or its own costs incurred by any such arbitration. The arbitrator may require the losing party thereto, as determined by the arbitrator, to bear the costs and fees incurred in any such arbitration, including legal fees and expenses. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and the Executive.

19.	MISCELLANEOUS

(a)
This Agreement sets forth the entire agreement and understanding relating to the Executive’s employment relationship with the Company; this Agreement supersedes all prior discussions, negotiations, term sheets, illustrative calculations, proposed arrangements and agreements concerning the Executive’s employment with the Company and his separation therefrom and may not be amended except by mutual written agreement.

(b)
The parties further agree that the provisions of this Agreement may not be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the parties hereto. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(c)	The form and timing of all payments under this Agreement shall be made in a manner which complies with all applicable laws, rules and regulations.

(d)
Except as set forth in the Plans, Equity Award Agreements or Benefit Plans, no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

(e)
Except as otherwise set forth in Section 8 or Section 14 hereof, nothing expressed or referred to in this Agreement shall be construed to give any Person other than the Company and the Executive any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

(f)
The Company shall reimburse the Executive, or pay to the Executive’s legal advisor, up to an amount agreed upon with the Chairman of the Board for legal fees and expenses reasonably incurred by the Executive in connection with the negotiation and execution of this Agreement. Such reimbursement or payment will be made promptly after the Company receives an invoice for such fees and expenses, accompanied by reasonable and itemized supporting documentation.

20.	SEVERABILITY AND JUDICIAL MODIFICATION
If any provision of this Agreement is held by a court or arbitration panel of competent jurisdiction to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court or arbitration panel is expressly authorized to modify any such unenforceable provision from this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the court or arbitration panel shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been set forth herein.

21.	COUNTERPARTS
This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

22.	SECTION 409A AND SECTION 457A
It is intended that the provisions of this Agreement comply with or be exempt from the provisions of Section 409A of the Code (“Section 409A”) and Section 457A of the Code (“Section 457A”) and shall be construed and administered in accordance with Section 409A and Section 457A, and, in each case, the Treasury regulations relating thereto so as not to subject the Executive to the payment of interest and tax penalty which may be imposed under Section 409A or Section 457A, as applicable. In furtherance of this objective, to the extent that any regulations or other guidance issued under Section 409A would result in the Executive being subject to payment of “additional tax” under Section 409A, the parties agree to use their best efforts to amend this Agreement in order to avoid the imposition of any such “additional tax” under Section 409A, which such amendment shall be designed to minimize the adverse economic effect on the Executive without increasing the cost to the Company (other than transactions costs), all as reasonably determined in good faith by the Company and the Executive to maintain to the maximum extent practicable the original intent of the applicable provisions. This Section 22 does not guarantee that payments under this Agreement will not be subject to "additional tax" under Section 409A. Without limiting the generality of the foregoing:

(a)
Notwithstanding any other provision of this Agreement to the contrary, if any payment or benefit hereunder is subject to Section 409A and if such payment or benefit is to be paid or provided on account of the Executive’s Date of Termination (or other separation from service or termination of employment) and if the Executive is a specified employee (within the meaning of Section 409A(a)(2)(B) of the Code), then with respect to such payments or benefits that are required to be made or provided prior to the first day of the seventh month following the Executive’s separation from service or termination of employment, such payment or benefit shall be delayed until the first day of the seventh month following the Executive’s separation from service.

(b)	Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A.

(c)
The determination as to whether the Executive has had a termination of employment (or separation from service) shall be made in accordance with the default provisions of Section 409A or Section 457A, as applicable, without application of any of alternative reductions of bona fide services permitted thereunder.

(d)	Any installment payments hereunder shall be treated as separate payments for purposes of Section 409A.

(e)
To the extent that any reimbursements or in-kind benefits provided hereunder (including any Schedule or Exhibit hereto) are taxable to the Executive, the amount of the expenses eligible for reimbursement or in-kind benefits provided during one calendar year may not affect the amount of reimbursements or in-kind benefits to be provided in any subsequent calendar year, the reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and the right to reimbursement of expenses or in-kind benefits shall not be subject to liquidation or exchange for any other benefit.

Signature page follows.

IN WITNESS WHEREOF, the Company has caused its name to be ascribed to this Agreement by its duly authorized representative, and the Executive has executed this Agreement effective as of the Amendment Effective Date set forth in Section 2 hereof.

______________________________
Name: Jean-Paul Montupet
Title: Chairman of the Board, PartnerRe Ltd.
Date:

______________________________
Name: David Zwiener
Date:

Schedule I

David Zwiener, Chief Executive Officer

1. Annual Base Salary:	$1,000,000
2. Vacation	The Executive is eligible to receive 25 vacation days per year.

I-1